Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the Third Quarter 2020

SALISBURY, MD – November 3, 2020 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $1.1 million, or $0.06 per share, for the three months ended September 30, 2020, a $667 thousand or 37.4% decrease when compared to net income attributable to the Company of $1.8 million, or $0.18 per share, for the same period in 2019. For the nine months ended September 30, 2020, the Company reported net income attributable to the Company of $4.6 million, or $0.26 per share, a $371 thousand or 7.5% decrease when compared to net income attributable to the Company of $4.9 million for the same period in 2019. The Company’s results of operations for the three and nine months ended September 30, 2020 were directly impacted by the acquisition of Virginia Partners, whose results of operations were not present for the same periods of 2019, and significantly higher provision for credit losses due to the current economic environment and to the COVID-19 pandemic.

As previously disclosed, effective after the close of business on November 15, 2019, the Company and Virginia Partners completed their share exchange (the “Share Exchange”), pursuant to which Virginia Partners became a wholly owned subsidiary of the Company. As a result of the Share Exchange, the Company acquired from Virginia Partners total assets of $454.2 million, including investment securities available for sale of $65.4 million and loans held for investment of $355.2 million, and total liabilities of $405.0 million, including total deposits of $348.6 million and total borrowings of $49.0 million.

On October 28, 2020, the Company’s board of directors declared a cash dividend of $0.025 per share, payable on January 2, 2021, to holders of record of its common stock as of the close of business on December 24, 2020.

For the three months ended September 30, 2020, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.29%, 3.30% and 71.80%, respectively, as compared to 0.90%, 9.26% and 65.58%, respectively, for the same period in 2019.

For the nine months ended September 30, 2020, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.44%, 4.57% and 70.23%, respectively, as compared to 0.86%, 8.83% and 67.39%, respectively, for the same period in 2019.

The decrease in net income attributable to the Company for the three and nine months ended September 30, 2020, as compared to the same periods in 2019, was driven by higher provision for credit losses and other expenses, and was partially offset by increases in net interest income and other income, and lower federal and state income taxes.

Interest Income and Expense – Three Months Ended September 30, 2020 and 2019

Net interest income and net interest margin

Net interest income in the third quarter of 2020 increased by $3.3 million, or 44.6%, when compared to the third quarter of 2019. The Company's net interest margin (tax equivalent basis) decreased to 2.85%, representing a decrease of 96 basis points for the three months ended September 30, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits from banks and federal funds sold, which are lower yielding interest-earning assets. Total interest income increased by $4.4 million, or 47.1%, for the three months ended September 30, 2020 while total interest expense increased by $1.1 million, or 55.9%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the three month period ended September 30, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Virginia Partners, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to the acquisition of Virginia Partners, partially offset by lower investment securities yields; and

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to the acquisition of Virginia Partners and organic deposit growth.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits from banks and federal funds sold, primarily due to the acquisition of Virginia Partners and deposit growth outpacing loan growth, and lower yields on each; and

•	Increases in average borrowings balances, partially offset by lower rates paid on average borrowings, in each case primarily due to the acquisition of Virginia Partners and the Company’s issuance of subordinated debt late in the second quarter of 2020.

Loans

Average loan balances increased by $415.2 million, or 64.8%, and average yields earned decreased by 0.56% to 4.79% for the three months ended September 30, 2020, as compared to the same period in 2019. The increase in average loan balances was primarily due to the inclusion of $421.6 million in Virginia Partners average loan balances and the origination and funding of loans under the Paycheck Protection Program (“PPP”) of the Small Business Administration, which were partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP. Total average loans were 71.8% of total average interest-earning assets for the three months ended September 30, 2020, compared to 84.2% for the three months ended September 30, 2019.

Investment securities

Average total investment securities balances increased by $81.7 million, or 139.3%, and average yields earned decreased by 0.41% to 2.45% for the three months ended September 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $71.5 million in Virginia Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.5% of total average interest-earning assets for the three months ended September 30, 2020, compared to 7.7% for the three months ended September 30, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $380.9 million, or 84.7%, and average rates paid decreased by 0.28% to 1.09% for the three months ended September 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $319.7 million in Virginia Partners total average interest-bearing deposit balances and organic deposit growth, and a decrease in the rate paid on average time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings increased by $107.6 million, or 193.4%, and average rates paid decreased by 1.11% to 1.95% for the three months ended September 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $105.2 million in Virginia Partners average total borrowings and the Company’s issuance of $18.1 million in subordinated debt late in the second quarter of 2020, and a decrease in the rate paid on average Federal Home Loan Bank advances due to the decline in interest rates beginning late in the first quarter of 2020.

Interest Income and Expense – Nine Months Ended September 30, 2020 and 2019

Net interest income and net interest margin

Net interest income in the first nine months of 2020 increased by $10.7 million, or 49.2%, when compared to the first nine months of 2019. The Company's net interest margin (tax equivalent basis) decreased to 3.23%, representing a decrease of 69 basis points for the nine months ended September 30, 2020 as compared to the same period in 2019. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits from banks and federal funds sold, which are lower yielding interest-earning assets. Total interest income increased by $14.5 million, or 52.6%, for the nine months ended September 30, 2020 while total interest expense increased by $3.7 million, or 65.8%, both as compared to the same period in 2019. The most significant factors impacting net interest income during the nine month period ended September 30, 2020 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to the acquisition of Virginia Partners, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to the acquisition of Virginia Partners, partially offset by lower investment securities yields; and

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to the acquisition of Virginia Partners and organic deposit growth.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits from banks and federal funds sold, primarily due to the acquisition of Virginia Partners and deposit growth outpacing loan growth, and lower yields on each; and

•	Increases in average borrowings balances, partially offset by lower rates paid on average borrowings, in each case primarily due to the acquisition of Virginia Partners and the Company’s issuance of subordinated debt late in the second quarter of 2020.

Loans

Average loan balances increased by $395.2 million, or 61.3%, and average yields earned decreased by 0.33% to 5.01% for the nine months ended September 30, 2020, as compared to the same period in 2019. The increase in average loan balances was primarily due to the inclusion of $399.1 million in Virginia Partners average loan balances and the origination and funding of loans under the PPP, which were partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP. Total average loans were 77.2% of total average interest-earning assets for the nine months ended September 30, 2020, compared to 86.8% for the nine months ended September 30, 2019.

Investment securities

Average total investment securities balances increased by $68.9 million, or 122.0%, and average yields earned decreased by 0.35% to 2.71% for the nine months ended September 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $60.8 million in Virginia Partners total average investment securities balances and management of the investment securities portfolio in light of the Company's liquidity needs. Total average investment securities were 9.3% of total average interest-earning assets for the nine months ended September 30, 2020, compared to 7.6% for the nine months ended September 30, 2019.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $343.9 million, or 77.3%, and average rates paid decreased by 0.08% to 1.24% for the nine months ended September 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $307.7 million in Virginia Partners total average interest-bearing deposit balances and organic deposit growth, and a decrease in the rate paid on average time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings increased by $76.5 million, or 135.7%, and average rates paid decreased by 0.98% to 2.01% for the nine months ended September 30, 2020, as compared to the same period in 2019, primarily due to the inclusion of $77.5 million in Virginia Partners average total borrowings and the Company’s issuance of $18.1 million in subordinated debt late in the second quarter of 2020, and a decrease in the rate paid on average Federal Home Loan Bank advances due to the decline in interest rates beginning late in the first quarter of 2020.

Provision for Credit Losses

The provision for credit losses in the third quarter of 2020 increased by $1.7 million, or 555.7%, when compared to the third quarter of 2019. The provision for credit losses in the first nine months of 2020 increased by $4.2 million, or 471.3%, when compared to the first nine months of 2019. The increase in the provision for credit losses during the three and nine months ended September 30, 2020, as compared to the same periods of 2019, was primarily due to the COVID-19 pandemic and qualitative adjustment factors made to the allowance for credit losses related to rising unemployment and economic uncertainty in the Company’s markets, and loans originated by Virginia Partners subsequent to the 2019 acquisition. The provision for credit losses during the three and nine months ended September 30, 2020, as well as the allowance for credit losses as of September 30, 2020, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of September 30, 2020, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the third quarter of 2020 increased by $1.2 million, or 109.0%, when compared to the third quarter of 2019. Key changes in the components of other income for the three months ended September 30, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts decreased by $98 thousand, or 33.4%, due primarily to decreases in overdraft and nonsufficient fund, or NSF, fees as a result of the significant increase in customer deposit balances, which was partially offset by the inclusion of $25 thousand in Virginia Partners service charges on deposit accounts;

•	Gains on investment securities decreased by $97 thousand, or 100.0%, due primarily to Delmarva recording gains on higher yielding investment securities that were called during the third quarter of 2019 that were not present during the three months ended September 30, 2020;

•	Mortgage banking income increased by $1.3 million, or 100.0%, due primarily to the inclusion of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC;

•	(Losses) on sales of other assets increased by less than $1 thousand, or 100.0%, due primarily to the disposal of information technology assets during the three months ended September 30, 2020 that were not present during the three months ended September 30, 2019; and

•	Other income increased by $106 thousand, or 14.7%, primarily due to the inclusion of $212 thousand in Virginia Partners other income, which included ATM and credit card fees and earnings on bank owned life insurance policies. In addition, other income decreased due to decreases in ATM fees and recoveries on acquired loan balances from the Liberty Bell Bank acquisition.

Other income in the first nine months of 2020 increased by $3.3 million, or 122.0%, when compared to the first nine months of 2019. Key changes in the components of other income for the nine months ended September 30, 2020, as compared to the same period in 2019, are as follows:

•	Service charges on deposit accounts decreased by $233 thousand, or 27.0%, due primarily to decreases in overdraft and NSF fees as a result of the significant increase in customer deposit balances, which was partially offset by inclusion of $61 thousand in Virginia Partners service charges on deposit accounts;

•	Gains on investment securities increased by $471 thousand, or 484.5%, due primarily to Virginia Partners recording a gain of $381 thousand on the sale of $17.5 million in mortgage-backed investment securities that was not present during the nine months ended September 30, 2019. The sale of these investment securities allowed Virginia Partners to take advantage of temporarily higher prices in agency pass-through securities, harvest a one-time gain that is not exhausted over the life of the investment securities sold, and reduce premium risk as prepayment speeds on these investment securities were projected to pick up. In connection with these sales, Virginia Partners reinvested the sale proceeds and deployed excess cash through the purchase of $38.7 million in mortgage-backed investment securities. In addition, gains on investment securities increased due to Delmarva recording a higher amount of gains on higher yielding investment securities that were called during the first nine months of 2020, as compared to the same period in 2019, and equity investment gains recorded in income during the first nine months of 2020 due to market factors that were not present during the nine months ended September 30, 2019;

•	Mortgage banking income increased by $2.6 million, or 100.0%, due primarily to the inclusion of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC;

•	(Losses) on sales of other assets increased by less than $1 thousand, or 100.0%, due primarily to the disposal of information technology assets during the nine months ended September 30, 2020 that were not present during the nine months ended September 30, 2019; and

•	Other income increased by $482 thousand, or 27.5%, primarily due to the inclusion of $463 thousand in Virginia Partners other income, which included ATM and credit card fees and earnings on bank owned life insurance policies. In addition, other income increased due to higher mortgage division fees, which was partially offset by lower ATM fees.

Other Expenses

Other expenses in the third quarter of 2020 increased by $3.7 million, or 67.7%, when compared to the third quarter of 2019. Key changes in the components of other expenses for the three months ended September 30, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $2.3 million, or 83.8%, primarily due to the inclusion of $2.2 million in Virginia Partners salaries and employee benefits and increases due to staffing related changes, merit increases and benefit costs;

•	Premises and equipment increased by $252 thousand, or 28.1%, primarily due to the inclusion of $244 thousand in Virginia Partners premises and equipment and increases related to software and network maintenance, and related maintenance contracts;

•	Amortization of core deposit intangible increased by $101 thousand, or 134.0%, primarily due to the amortization related to the $2.7 million core deposit intangible recognized in the Virginia Partners acquisition;

•	Losses on other real estate owned decreased by $97 thousand, or 75.7%, primarily due to valuation adjustments on lots during the third quarter of 2019 that was not present during the third quarter of 2020, and lower expenses related to other real estate owned; and

•	Other expenses increased by $1.1 million, or 70.2%, primarily due to the inclusion of $1.2 million in Virginia Partners other expenses. In addition, other expenses decreased due to lower expenses related to mergers, miscellaneous operating expenses, and travel.

Other Expenses

Other expenses in the first nine months of 2020 increased by $10.6 million, or 63.8%, when compared to the first nine months of 2019. Key changes in the components of other expenses for the nine months ended September 30, 2020, as compared to the same period in 2019, are as follows:

•	Salaries and employee benefits increased by $6.3 million, or 74.1%, primarily due to the inclusion of $6.0 million in Virginia Partners salaries and employee benefits and increases due to staffing related changes, merit increases and benefit costs;

•	Premises and equipment increased by $676 thousand, or 24.7%, primarily due to the inclusion of $742 thousand in Virginia Partners premises and equipment, which was partially offset by decreases related to repairs and maintenance, utilities and the expiration of legacy Liberty Bell Bank maintenance and software contracts;

•	Amortization of core deposit intangible increased by $313 thousand, or 138.3%, primarily due to the amortization related to the $2.7 million core deposit intangible recognized in the Virginia Partners acquisition;

•	Losses on other real estate owned decreased by $48 thousand, or 39.2%, primarily due to valuation adjustments on lots during the nine months ended September 30, 2019 that was not present during the nine months ended September 30, 2020, and lower expenses related to other real estate owned; and

•	Other expenses increased by $3.4 million, or 67.1%, primarily due to the inclusion of $3.6 million in Virginia Partners other expenses. In addition, other expenses decreased due to lower expenses related to merger, sponsorships, FDIC insurance assessments, training, travel, and miscellaneous operating expenses, which were partially offset by higher expenses related to legal, accounting, director fee, and stock exchange (NASDAQ) listing expenses.

Federal and State Income Taxes

Federal and state income taxes in the third quarter of 2020 decreased by $502 thousand, or 62.0%, when compared to the third quarter of 2019. This decrease was due primarily to lower consolidated income before taxes on income and lower merger expenses in the third quarter of 2020 as compared to the same period in 2019, which are typically non-deductible. For the three months ended September 30, 2020, the Company’s effective tax rate was approximately 21.6% as compared to 31.2% for the same period in 2019.

Federal and state income taxes in the first nine months of 2020 decreased by $757 thousand, or 34.9%, when compared to the first nine months of 2019. This decrease was due primarily to lower consolidated income before taxes on income and lower merger expenses in the first nine months of 2020 as compared to the same period in 2019, which are typically non-deductible. For the nine months ended September 30, 2020, the Company’s effective tax rate was approximately 23.6% as compared to 31.4% for the same period in 2019.

In addition, Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three and nine months ended September 30, 2020 and contributed to the Company’s lower effective tax rate for those periods of 2020 as compared to the same periods in 2019.

Balance Sheet

Changes in key balance sheet components as of September 30, 2020 compared to December 31, 2019 were as follows:

•	Total assets as of September 30, 2020 were $1.54 billion, an increase of $291.4 million, or 23.3%, from December 31, 2019. Key drivers of this change were increases in cash and cash equivalents, investment securities available for sale, at fair value and total loans held for investment;

•	Cash and due from banks as of September 30, 2020 were $220.6 million, an increase of $184.3 million, or 507.8%, from December 31, 2019. Key drivers of this change were total deposit growth outpacing total loan growth and an increase in other borrowings, which were partially offset by an increase in investment securities available for sale, at fair value, and a decrease in Federal Home Loan Bank borrowings;

•	Interest bearing deposits in other financial institutions as of September 30, 2020 were $34.3 million, an increase of $6.7 million, or 24.5%, from December 31, 2019. Key drivers of this change were the aforementioned items noted in the cash and due from banks analysis and the maturity of certificate of deposit investments in other financial institutions that were not replaced;

•	Investment securities available for sale, at fair value as of September 30, 2020 were $128.0 million, an increase of $23.7 million, or 22.7%, from December 31, 2019. Key drivers of this change were management of the investment securities available for sale portfolio in light of the Company's liquidity needs and an increase in unrealized gains on the investment securities available for sale portfolio. The significant inflow of deposits presented the Company with the opportunity to deploy excess cash and cash equivalents primarily into liquid, cash-flowing products while expanding net interest margin and increasing earnings per share;

•	Loans, net of unamortized discounts on acquired loans of $4.3 million as of September 30, 2020 were $1.05 billion, an increase of $60.6 million, or 6.1%, from December 31, 2019. Key drivers of this change were the origination and funding of approximately $64.2 million in loans under the PPP, which was partially offset by a decrease in organic growth due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic;

•	Total deposits as of September 30, 2020 were $1.23 billion, an increase of $228.1 million, or 22.7%, from December 31, 2019. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under the PPP, the proceeds of which are deposited directly into the operating account of these customers at the Company;

•	Total borrowings as of September 30, 2020 were $163.9 million, an increase of $59.4 million, or 56.8%, from December 31, 2019. Key drivers of this change was an increase in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company have been pledged as collateral, and the issuance of $18.1 million in subordinated debt in June 2020, which were partially offset by decreases in Federal Home Loan Bank borrowings due to maturities that were not replaced; and

•	Total stockholders’ equity as of September 30, 2020 was $135.9 million, an increase of $5.1 million, or 3.9%, from December 31, 2019. Key drivers of this change were the net income attributable to the Company recorded by the Company for the first nine months of 2020 and an increase in accumulated other comprehensive income, net of tax, partially offset by cash dividends paid to shareholders.

Changes in key balance sheet components as of September 30, 2020 compared to September 30, 2019 are as follows; key drivers of these changes include the aforementioned items noted in the balance sheet analysis above and the acquisition of Virginia Partners in November 2019:

•	Total assets as of September 30, 2020 were $1.54 billion, an increase of $751.2 million, or 94.8%, from September 30, 2019;

•	Cash and due from banks as of September 30, 2020 were $220.6 million, an increase of $189.1 million, or 600.7%, from September 30, 2019;

•	Interest bearing deposits in other financial institutions as of September 30, 2020 were $34.3 million, an increase of $5.2 million, or 17.8%, from September 30, 2019;

•	Investment securities available for sale, at fair value as of September 30, 2020 were $128.0 million, an increase of $72.2 million, or 129.2%, from September 30, 2019;

•	Loans, net of unamortized discounts on acquired loans of $4.3 million as of September 30, 2020 were $1.05 billion, an increase of $420.9 million, or 66.4%, from September 30, 2019;

•	Total deposits as of September 30, 2020 were $1.23 billion, an increase of $574.5 million, or 87.0%, from September 30, 2019;

•	Total borrowings as of September 30, 2020 were $163.9 million, an increase of $108.5 million, or 195.7%, from September 30, 2019; and

•	Total stockholders’ equity as of September 30, 2020 was $135.9 million, an increase of $64.4 million, or 90.0%, from September 30, 2019.

As of September 30, 2020, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following depicts the net charge-off activity for the three months ended September 30, 2020 and 2019:

•	Net charge-offs for the three months ended September 30, 2020 were $572 thousand as compared to $312 thousand for the same period of 2019; and

•	Net charge-offs to average loans (annualized) for the three months ended September 30, 2020 were 0.22% as compared to 0.19% for the same period of 2019.

The following depicts the net charge-off activity for the nine months ended September 30, 2020 and 2019:

•	Net charge-offs for the nine months ended September 30, 2020 were $1.1 million as compared to $909 thousand for the same period of 2019; and

•	Net charge-offs to average loans (annualized) for the nine months ended September 30, 2020 were 0.14% as compared to 0.19% for the same period of 2019.

The following depicts the level of the allowance for credit losses as of September 30, 2020, December 31, 2019 and September 30, 2019:

•	The allowance for credit losses as of September 30, 2020 was $11.4 million, as compared to $7.3 million at December 31, 2019 and $7.1 million at September 30, 2019;

•	The allowance for credit losses to period end loans as of September 30, 2020 was 1.08%, as compared to 0.73% at December 31, 2019 and 1.11% at September 30, 2019;

•	The allowance for credit losses to period end loans, excluding loans directly originated and funded under the PPP, as of September 30, 2020 was 1.15%;

•	The allowance for credit losses to nonaccrual loans as of September 30, 2020 was 262.2%, as compared to 160.8% at December 31, 2019 and 137.6% at September 30, 2019; and

•	The allowance for credit losses to nonperforming loans as of September 30, 2020 was 246.0%, as compared to 160.7% at December 31, 2019 and 137.6% at September 30, 2019.

As of September 30, 2020, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

As of September 30, 2020, December 31, 2019 and September 30, 2019, the Company had $4.3 million, $6.1 million and $668 thousand, respectively, in unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners.

The following depicts the level of nonperforming assets as of September 30, 2020, December 31, 2019 and September 30, 2019:

•	Nonaccrual loans as of September 30, 2020 were $4.3 million, as compared to $4.5 million at December 31, 2019 and $5.1 million at September 30, 2019;

•	Loans past due 90 days and accruing interest as of September 30, 2020 were $286 thousand, as compared to $5 thousand at December 31, 2019 and $0 at September 30, 2019;

•	Total nonperforming loans as of September 30, 2020 were $4.6 million, as compared to $4.5 million at December 31, 2019 and $5.1 million at September 30, 2019;

•	Other real estate owned as of September 30, 2020 was $2.8 million, as compared to $2.4 million at December 31, 2019 and $3.6 million at September 30, 2019;

•	Total nonperforming assets as of September 30, 2020 were $7.4 million, as compared to $7.0 million at December 31, 2019 and $8.8 million at September 30, 2019;

•	Nonperforming assets to total assets as of September 30, 2020 was 0.48%, as compared to 0.56% at December 31, 2019 and 1.11% at September 30, 2019; and

•	Nonperforming assets to total loans and other real estate owned as of September 30, 2020 was 0.70%, as compared to 0.70% at December 31, 2019 and 1.38% at September 30, 2019.

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. The operation of these plans continues to require daily oversight in order to properly navigate this complex and ever-changing environment. The roll out of these plans previously resulted in adjustments to both Delmarva and Virginia Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. As of September 30, 2020, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours with facemasks being required to enter one of their branch facilities and signage and floor markings in their branch lobbies to help facilitate compliance with social distancing guidelines. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to proactively work with their local, state and federal government agencies to ensure their response to the COVID-19 pandemic is both safe and sound with little disruption to their customers. Additionally, Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. As of September 30, 2020, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million under this program, all of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $2.4 million will be recognized in interest income over the life of the loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis, which the Company expects to begin in the fourth quarter of 2020 and to continue through 2021.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. During the second and third quarters of 2020, the Company, on a consolidated basis, approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of September 30, 2020, approximately 67.3% of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have paid off. As of September 30, 2020, on a consolidated basis, the Company had loan payment deferrals or payments of interest only whose modification periods had not ended or had been extended for 116 loans totaling $93.8 million, all of which are still accruing interest, which represents approximately 9.41% of total loan balances outstanding.

The following table presents a summary of the remaining loan payment deferrals, full payment and interest only payment deferral, as a percentage of the number of loans outstanding and loan balances outstanding, granted by the Company as of September 30, 2020 related to the COVID-19 pandemic:

As of September 30, 2020
Loan Payment Deferrals - COVID 19 pandemic

Number of loans for full payment deferral completed	Number of Loans Outstanding (%)*
96	2.22%

Number of loans for interest only payment deferral completed	Number of Loans Outstanding (%)*
20	0.46%

Number of loans for loan payment deferral completed	Number of Loans Outstanding (%)*
116	2.68%

Loan balances for full payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$69,938	7.01%

Loan balances for interest only payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$23,889	2.39%

Loan balances for loan payment deferral completed (dollars in thousands)	Loan Balances Outstanding (%)*
$93,827	9.41%
* Excludes loans originated under the PPP of the Small Business Administration.

The following table presents a summary of the remaining loan payment deferrals by loan portfolio segmentation, full payment and interest only payment deferral, as a percentage of total loan balances outstanding and total loan portfolio segmentation balances outstanding, granted by the Company as of September 30, 2020 related to the COVID-19 pandemic:

As of September 30, 2020
Loan Payment Deferrals (by loan portfolio segmentation) - COVID 19 pandemic
Loan portfolio segmentation:	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan balances outstanding (%)*	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)*
Commercial and Industrial (full payment deferral)	$8,061	22	0.81%	6.74%
Commercial and Industrial (interest only payment deferral)	$1,027	6	0.10%	0.86%
Non-Owner Occupied Commercial Real Estate (full payment deferral)	$35,884	19	3.61%	13.57%
Non-Owner Occupied Commercial Real Estate (interest only payment deferral)	$5,624	3	0.56%	2.13%
Owner Occupied Commercial Real Estate (full payment deferral)	$14,578	18	1.46%	5.79%
Owner Occupied Commercial Real Estate (interest only payment deferral)	$14,717	8	1.48%	5.84%
Owner Occupied 1-4 Family (full payment deferral)	$1,429	6	0.14%	2.18%
Non-Owner Occupied 1-4 Family (full payment deferral)	$8,154	25	0.82%	6.22%
Non-Owner Occupied 1-4 Family (interest only payment deferral)	$1,004	2	0.10%	0.77%
Consumer Loans (full payment deferral)	$0	0	0.00%	0.00%
Consumer Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Agriculture Loans (full payment deferral)	$0	0	0.00%	0.00%
Agriculture Loans (interest only payment deferral)	$0	0	0.00%	0.00%
Residential Construction (interest only payment deferral)	$1,482	3	0.15%	4.64%
Commercial Construction (interest only payment deferral)	$1,693	2	0.17%	4.13%
Home Equity Installment Loans (interest only payment deferral)	$35	1	0.00%	0.88%
Home Equity Line of Credit (interest only payment deferral)	$139	1	0.01%	0.41%
Totals	$93,827	116	9.41%
* Excludes loans originated under the PPP of the Small Business Administration.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries to monitor the credit exposure of during this crisis.

The tables below identify these higher risk industries, the Company’s exposure to them and the remaining balance of the loans within these higher risk industries with respect to which the Company has granted loan payment deferrals for as of September 30, 2020:

As of September 30, 2020
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$78,910	37	7.91%
Amusement Services	$9,178	13	0.92%
Restaurants	$44,913	75	4.50%
Retail Commercial Real Estate	$46,913	46	4.70%
Movie Theatres	$2,450	2	0.25%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$180	7	0.02%
Manufacturing/Distribution	$3,219	16	0.32%
Totals	$185,763	196	18.62%

* Excludes loans originated under the PPP of the Small Business Administration.

As of September 30, 2020
Higher Risk Industries	Loan balances for loan payment deferral completed (dollars in thousands)	Number of loans for loan payment deferral completed	Loan balances for loan payment deferral completed as a percentage of total loan portfolio segmentation balances outstanding (%)*
Hospitality (Hotels)	$32,367	12	41.02%
Amusement Services	$4,145	5	45.16%
Restaurants	$10,730	12	23.89%
Retail Commercial Real Estate	$7,135	4	15.21%
Movie Theatres	$2,450	2	100.00%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$0	0	0.00%
Manufacturing/Distribution	$0	0	0.00%
Totals	$56,827	35	30.59%

*  Excludes loans originated under the PPP of the Small Business Administration.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “Throughout the third quarter of 2020, both Delmarva and Virginia Partners branch operations continued to operate under normal lobby and drive-thru hours while following local, state and federal government agencies guidelines to protect their staff and customers and limit the ongoing impact of the COVID-19 pandemic. While the COVID-19 pandemic has presented significant financial challenges for many of our customers and brought economic uncertainty, neither Delmarva nor Virginia Partners have experienced any material impact to their delinquencies and nonperforming assets to date. In addition, I am very pleased that the balance of loans on payment deferrals decreased from a high of 28.8% of loan balances outstanding to 9.4% of loan balances outstanding at the end of the third quarter. The Company’s third quarter 2020 operating results were again negatively impacted by the economic uncertainty surrounding the COVID-19 pandemic, including elevated provision for credit losses, lower organic loan growth and decreases in our net interest income and net interest margin when compared to the second quarter of 2020. While the historically low interest rate environment has led to margin pressure for Delmarva and Virginia Partners, it has contributed to higher volume for Virginia Partners majority owned subsidiary Johnson Mortgage Company, LLC. For the third quarter of 2020, Johnson Mortgage Company, LLC’s gross operating income increased by 59.2% and its net income increased by 108.6%, both as compared to the second quarter of 2020. While we remain cautiously optimistic regarding the economies in the markets in which we operate, it is likely that the COVID-19 pandemic and the economic disruption related to it, will continue to negatively impact the Company’s financial position and operating results for the balance of 2020. However, with our current levels of liquidity and capital, we believe we are well positioned to continue to support the needs of our customers and communities, successfully navigate this unprecedented environment, and capitalize on any strategic opportunities that may present themselves.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 410-548-1722 x18305.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic including on asset quality, the allowance for credit losses, provision for credit losses and interest rates, strategic business initiatives and the anticipated effects thereof, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic, including whether there is a “second wave” as a result of the loosening of governmental restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; (5) legislative or regulatory changes and requirements, including the impact of the Coronavirus Aid, Relief, and Security, or “CARES,” Act and other legislative and regulatory reactions to the COVID-19 pandemic, and the application of the Basel III capital standards to Delmarva and Virginia Partners, (6) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the “Act”) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (7) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (8) the value of securities held in the Company’s investment portfolios, (9) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (10) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (11) demand for loan products, (12) deposit flows, (13) the strength of the Company’s counterparties and the economy in general, (14) competition from both banks and non-banks, (15) demand for financial services in the Company’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) the Company’s strategic initiatives, including the Company’s intention to expand, (19) cyber threats, attacks or events, (20) expansion of Delmarva’s and Virginia Partners’ product offerings, (21) accounting principles, policies and guidelines, and elections by the Company thereunder, and (22) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic, including, among other things, the CARES Act. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other reports filed with the Securities and Exchange Commission.

PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,	December 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$220,611,932	$31,483,246	$36,295,122
Interest bearing deposits in other financial institutions	34,333,925	29,143,286	27,585,872
Federal funds sold	34,344,811	15,458,101	31,230,203
Cash and cash equivalents	289,290,668	76,084,633	95,111,197
Investment securities available for sale, at fair value	128,011,174	55,854,096	104,321,348
Loans held for sale	7,764,761	-	3,554,962
Loans, less allowance for credit losses of $11,395,749 at September 30, 2020, $7,054,420
at September 30, 2019 and $7,303,596 at December 31, 2019	1,043,142,793	626,607,475	986,683,661
Accrued interest receivable on loans and investment
securities	6,254,460	2,097,507	3,137,707
Premises and equipment,
less accumulated depreciation	15,667,488	10,134,386	13,704,769
Restricted stock	4,420,550	2,892,650	5,311,350
Operating lease right-of-use assets	3,958,080	2,615,346	4,503,675
Finance lease right-of-use assets	1,858,189	658,255	1,960,864
Other investments	6,734,104	1,570,853	4,772,756
Bank owned life insurance	14,746,741	-	7,817,224
Other real estate owned	2,796,320	3,640,696	2,417,085
Core deposit intangible, net	2,833,405	842,500	3,373,198
Goodwill	9,390,809	5,237,067	9,390,809
Other assets	7,087,690	4,541,188	6,544,434
Total assets	$1,543,957,232	$792,776,652	$1,252,605,039

LIABILITIES
Deposits:
Non interest bearing demand	$393,267,140	$202,983,129	$261,630,839
NOW	111,459,714	56,137,609	76,947,116
Savings and money market	296,532,079	124,722,120	222,975,269
Time, $100,000 or more	285,106,551	127,998,291	274,387,352
Other time	148,559,615	148,560,078	170,841,008
	1,234,925,099	660,401,227	1,006,781,584
Accrued interest payable on deposits	447,502	567,260	571,968
Short-term borrowings with the Federal Home Loan Bank	21,200,000	-	48,000,000
Long-term borrowings with the Federal Home Loan Bank	53,136,429	48,995,000	48,830,357
Subordinated debt, net of costs	24,088,579	6,432,879	6,435,038
Other borrowings	65,475,158	-	1,249,156
Operating lease liabilities	4,267,422	2,643,514	4,797,360
Finance lease liabilities	2,270,246	670,849	2,354,761
Other liabilities	2,206,479	1,506,197	2,708,036
Total liabilities	1,408,016,914	721,216,926	1,121,728,260

COMMITMENTS, CONTINGENCIES & SUBSEQUENT EVENT

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares: issued and outstanding
17,810,213 at September 30, 2020, 9,985,321 at September 30, 2019 and 17,790,181 at December 31, 2019	178,102	99,853	177,902
Surplus	87,562,023	29,486,105	87,437,377
Retained earnings	45,012,966	41,335,411	41,784,860
Noncontrolling interest in consolidated subsidiaries	1,062,968	-	737,975
Accumulated other comprehensive income, net of deferred tax	2,124,259	638,357	738,665
Total stockholders' equity	135,940,318	71,559,726	130,876,779
Total liabilities and stockholders' equity	$1,543,957,232	$792,776,652	$1,252,605,039

 *  Derived from audited consolidated financial statements.

 The amounts presented in this Consolidated Balance Sheet as of September 30, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 30,
	2020	2019
INTEREST INCOME ON:
Loans, including fees	$12,816,297	$8,687,999
Investment securities:
Taxable	472,944	170,570
Exempt from federal income tax	241,218	153,746
Federal funds sold	5,482	58,346
Other interest income	119,125	215,261
	13,655,066	9,285,922

INTEREST EXPENSE ON:
Deposits	2,288,123	1,555,759
Borrowings	815,794	435,657
	3,103,917	1,991,416

NET INTEREST INCOME	10,551,149	7,294,506
Provision for credit losses	1,967,000	300,000

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	8,584,149	6,994,506

OTHER INCOME:
Service charges on deposit accounts	196,621	295,108
Gains on investment securities	-	97,224
Mortgage banking income	1,304,595	-
(Losses) on sales of other assets	(282)	-
Other income	828,060	721,899
	2,328,994	1,114,231

OTHER EXPENSES:
Salaries and employee benefits	5,123,857	2,787,987
Premises and equipment	1,149,914	897,478
Amortization of core deposit intangible	176,646	75,500
Losses on other real estate owned	31,203	128,501
Other expenses	2,766,778	1,625,194
	9,248,398	5,514,660

INCOME BEFORE TAXES ON INCOME	1,664,745	2,594,077

Federal and state income taxes	307,845	809,514

NET INCOME	$1,356,900	$1,784,563
Net (income) attributable to noncontrolling interest	$(239,317)	$-
Net income attributable to Partners Bancorp	$1,117,583	$1,784,563

Earnings per common share:
Basic	$0.063	$0.179
Diluted	$0.063	$0.178

The amounts presented in these Consolidated Statements of Income for the three months ended September 30, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
INTEREST INCOME ON:
Loans, including fees	$39,307,681	$25,916,357
Investment securities:
Taxable	1,336,931	518,105
Exempt from federal income tax	702,489	445,051
Federal funds sold	117,177	81,380
Other interest income	477,724	526,492
	41,942,002	27,487,385

INTEREST EXPENSE ON:
Deposits	7,331,160	4,387,459
Borrowings	2,053,103	1,274,145
	9,384,263	5,661,604

NET INTEREST INCOME	32,557,739	21,825,781
Provision for credit losses	5,141,600	900,000

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	27,416,139	20,925,781

OTHER INCOME:
Service charges on deposit accounts	628,130	861,041
Gains on investment securities	568,309	97,224
Mortgage banking income	2,589,097	-
(Losses) on sales of other assets	(282)	-
Other income	2,236,073	1,754,157
	6,021,327	2,712,422

OTHER EXPENSES:
Salaries and employee benefits	14,724,736	8,458,875
Premises and equipment	3,407,365	2,731,793
Amortization of core deposit intangible	539,793	226,500
Losses on other real estate owned	74,756	123,052
Other expenses	8,346,699	4,995,823
	27,093,349	16,536,043

INCOME BEFORE TAXES ON INCOME	6,344,117	7,102,160

Federal and state income taxes	1,410,310	2,167,330

NET INCOME	$4,933,807	$4,934,830
Net (income) attributable to noncontrolling interest	$(370,024)	$-
Net income attributable to Partners Bancorp	$4,563,783	$4,934,830

Earnings per common share:
Basic	$0.256	$0.494
Diluted	$0.256	$0.494

The amounts presented in these Consolidated Statements of Income for the nine months ended September 30, 2020 and 2019 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.